Exhibit 5.1

300 North LaSalle Chicago, Illinois 60654
(312) 862-2000 www.kirkland.com	Facsimile: (312) 862-2200

March 14, 2014

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

Ladies and Gentlemen:

We are acting as special counsel to YRC Worldwide Inc., a Delaware corporation (the “Company”), in connection with the (i) sale by selling stockholders of up to 17,727,835 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (the “Secondary Shares”), registered pursuant to a Registration Statement on Form S-3, originally filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), on February 4, 2014 and, (ii) sale by selling stockholders of up to 2,333,336 shares of the Company’s Common Stock registered under the Registration Statement (the “Conversion Shares”, and collectively with the Secondary Shares, the “Shares”), to be issued upon conversion of the Company’s Class A Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (the “Bylaws”), (ii) the Certificate of Designations, Preferences, Powers and Rights of Class A Convertible Preferred Stock (the “Certificate of Designations”), (iii) the Certificate Amendment (as defined below), (iv) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares and (v) the Registration Statement.

Hong Kong	London	Los Angeles	Munich	New York	Palo Alto	San Francisco	Shanghai	Washington, D.C.

YRC Worldwide Inc.

March 14, 2014

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed (i) the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company and (ii) solely for the purposes of opinion (2) below, stockholder approval of an amendment to the Certificate of Incorporation (the “Certificate Amendment”) to increase the number of the Company’s authorized shares of Common Stock to a number of shares sufficient for effecting the conversion of the Company’s Preferred Stock into shares of Common Stock. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the selling stockholders and officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

(1)	the Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable; and

(2)	upon the (i) approval of the Certificate Amendment and (ii) conversion of the Preferred Stock into shares of Common Stock pursuant to the Certificate of Designations, the Conversion Shares will be duly authorized and validly issued and are fully paid and nonassessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

YRC Worldwide Inc.

March 14, 2014

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “blue sky” laws of the various states to the sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP